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                                                                    EXHIBIT 11.1



                          COMPUTATION OF PER SHARE LOSS
                                   (UNAUDITED)

                                        THREE MONTHS ENDED SEPTEMBER 30,         NINE MONTHS ENDED SEPTEMBER 30,
                                       ----------------------------------      ----------------------------------
                                            1997                1996                1997                1996
                                       --------------      --------------      --------------      --------------

Net loss                               $     (514,734)     $     (189,053)     $   (2,180,216)     $     (438,520)
                                       --------------      --------------      --------------      --------------

Common shares outstanding at
     beginning of period                    3,450,000           3,450,000           3,450,000           3,450,000

Net effect of shares (retired) and
     issued during the period                (486,685)               --              (164,011)               --

Shares used in computing
     loss per share                         2,963,315           3,450,000           3,285,989           3,450,000
                                       ==============      ==============      ==============      ==============

Net loss per share                     $        (0.17)     $        (0.05)     $        (0.66)     $        (0.13)
                                       ==============      ==============      ==============      ==============

    Primary and fully diluted net loss per share